Exhibit 99.1

News Release	JBT Corporation
70 W. Madison
Suite 4400
Chicago, IL 60602

For Release: Immediate

Investors & Media: Media:	Debarshi Sengupta	+1 312 861 6933

JBT Corporation Announces New Credit Facility

CHICAGO, February 13, 2015—JBT Corporation (NYSE: JBT), a leading global technology solutions provider to the food processing and air transportation industries, today announced the completion of a new five-year $450 million revolving credit facility, to replace its existing $300 million credit facility. The new facility has a $250 million accordion feature subject to approval by applicable lenders.

Brian Deck, Executive Vice President and Chief Financial Officer, commented, “We are extremely pleased to announce this new credit facility, which substantially improves our financial flexibility to invest in growth initiatives and pursue acquisitions. This action also provides us with the capacity to repay our July 2015 private placement notes. The terms of the new facility are more favorable to the Company and reflect current market conditions. This marks another important milestone in the execution of our Next Level strategic goals.”

The syndication of the new facility was completed with Wells Fargo Securities, LLC serving as Left Lead Arranger, and Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities acting as Joint Lead Arrangers. Wells Fargo Bank, National Association, will serve as the Administrative Agent.

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JBT Corporation (NYSE: JBT) is a leading global technology solutions provider to the food processing and air transportation industries. JBT Corporation designs, manufactures, tests and services technologically sophisticated systems and products for regional and multi-national industrial food processing customers through its JBT FoodTech segment and for domestic and international air transportation customers through its JBT AeroTech segment. JBT Corporation employs approximately 3,500 people worldwide and operates sales, service, manufacturing and sourcing operations located in over 25 countries. For more information, please visit www.jbtcorporation.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. These risks and uncertainties are described under the caption “Risk Factors” in the Company’s 2013 Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission that may be accessed on the Company’s website. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.